UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2018

Financial Institutions, Inc.

(Exact name of Registrant as Specified in Its Charter)

New York	0-26481	16-0816610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Liberty Street Warsaw, New York		14569
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (585) 786-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2018, Michael D. Burneal notified Financial Institutions, Inc. (the “Company”) that he will resign from his position as Senior Vice President and Senior Organizational Advisor and Facilities Manager effective December 31, 2018 (the “Effective Date”).

In connection with his resignation, Mr. Burneal entered into a severance and settlement agreement and release with the Company’s wholly-owned subsidiary, Five Star Bank (the “Severance Agreement”). Under the terms of the Severance Agreement, Mr. Burneal will receive his regular compensation and benefits through the Effective Date. In addition, he will receive: (1) a one-time cash payment of $324,540; (2) the annual incentive award under the Annual Incentive Plan for the 2018 fiscal year period, to be paid at the time all other eligible employees receive their awards under the Annual Incentive Plan; and (3) title to his company car. In the Severance Agreement, Mr. Burneal provided a general release of claims in favor of the Company and its affiliates, agreed to keep the Company’s confidential information confidential and agreed not to solicit the Company’s customers or employees for a period of 12 months following the Effective Date. Mr. Burneal has the right to revoke the Severance Agreement within seven days after executing the agreement. After this revocation period, the Severance Agreement will be fully effective and enforceable.

A copy of the Severance Agreement is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Financial Institutions, Inc.

Date: November 30, 2018	By:	/s/ William L. Kreienberg
Chief Banking and Revenue Officer and General Counsel